NEWS
FOR IMMEDIATE RELEASE

KEYCORP PRELIMINARY STRESS CAPITAL BUFFER

CLEVELAND, June 30 - KeyCorp (NYSE: KEY) announced today its preliminary Stress Capital Buffer requirement provided by the Federal Reserve as part of the 2020 Federal Reserve Capital Stress Testing exercise. The preliminary buffer is 2.5% and represents the minimum buffer required for banks the size of Key. The final Stress Capital Buffer for KeyCorp will be released by the Federal Reserve before it takes effect in the fourth quarter.

Commenting on the results from the Federal Reserve, Chris Gorman, Chairman and CEO of KeyCorp, stated, “We remain committed to maintaining our moderate risk profile and being disciplined in the way we manage our capital. Our strong balance sheet, liquidity, and capital positions our company to weather adverse economic scenarios, while continuing to support our clients, invest in our business, and provide returns for our shareholders. Our capital plans would include maintaining our common stock dividend for the third quarter of 2020, at the same level as the second quarter of 2020, subject to approval from our Board of Directors.”

For more information contact:
Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com
Melanie Kaiser, 216.689.4545, melanie_s_kaiser@keybank.com
Media: Susan Donlan, 216.471.3133, susan_e_donlan@keybank.com

KeyCorp’s roots trace back 190 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation's largest bank-based financial services companies, with assets of approximately $156.2 billion at March 31, 2020. Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of over 1,000 branches and approximately 1,400 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications, and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

# # #
Note to Editors: For up-to-date company information, media contacts, and facts and figures about Key lines of business, visit our Media Newsroom at key.com/newsroom.